UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 17, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Wednesday, January 28, 2009. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing companies to furnish proxy material to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy material and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a printed copy of the proxy statement and our Annual Report on Form 10-K by mail as in previous years.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, date and sign the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

Wayne M. Fortun

Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 27, 2009.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 27, 2009.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 28, 2009

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Wednesday, January 28, 2009, for the following purposes:

1.	To elect a board of directors of nine directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009.

3.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 3, 2008 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also mark, date and sign the paper proxy card you receive to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Hutchinson, Minnesota

December 17, 2008

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Wednesday, January 28, 2009 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy material and vote their shares over the Internet. These shareholders will not receive proxy material by mail unless they specifically request that printed copies of the proxy material be sent to them. The Notice tells these shareholders how to request printed or e-mail copies of our proxy material.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will receive a printed copy of our proxy material by mail as in previous years.

On or about December 17, 2008, we will begin mailing to the registered holders of our common stock at the close of business on December 3, 2008 our proxy material, including the form of proxy solicited by our board of directors. On or about the same date, the Notice Regarding the Availability of Proxy Material will be mailed to each shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization.

Record Date and Quorum

Only shareholders of record at the close of business on December 3, 2008 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 22,996,273 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the nine director nominees and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the other proposal presented in this proxy statement. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

We must receive at our principal executive office no later than August 19, 2009 any shareholder proposals that are requested to be included in the proxy statement for our annual meeting of shareholders to be held in January 2010. We must receive any other shareholder proposals intended to be presented at our annual meeting of shareholders to be held in January 2010 at our principal executive office no later than October 30, 2009.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor is elected and has qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at nine and has nominated the nine persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Jeffrey W. Green	68	Chairman of the Board of Directors and Director	1965
Wayne M. Fortun	59	President, Chief Executive Officer and Director	1983
W. Thomas Brunberg	68	Director	1975
Archibald Cox, Jr.	68	Lead Director	1996
Gary D. Henley	59	Director	2008
Russell Huffer	59	Director	1999
William T. Monahan	61	Director	2000
Richard B. Solum	64	Director	1999
Thomas R. VerHage	56	Director	2006

Jeffrey W. Green co-founded our company. He has been Chairman of our board of directors since January 1983, and served as our Chief Executive Officer from January 1983 to May 1996.

Wayne M. Fortun has been with our company since 1975, was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

W. Thomas Brunberg is a certified public accountant and was Chairman of the Minneapolis accounting firm of Brunberg Blatt & Company, Inc. from March 1991 to October 2005. He was Chief Executive Officer and President of Brunberg Blatt & Company from March 1991 through June 2004.

Archibald Cox, Jr. is Chairman of the Americas of Barclays Capital, a division of Barclays PLC, a global financial services provider, a position he has held since May 2008. He was Chairman of Neo Material Technologies Inc., a manufacturer of rare earth, zirconium and magnetic materials, from September 2005 to September 2006. He was President and Chief Executive Officer of Magnequench, Inc., a manufacturer of magnetic material, from October 1995 to August 2005, and was Chairman of Magnequench from September 2005 to September 2006. He has been Chairman of Sextant Group, Inc., a financial advisory and private investment firm, since 1993. On January 30, 2008, Mr. Cox was appointed to serve as lead director of our board of directors.

Gary D. Henley is President and Chief Executive Officer and a director of Wright Medical Group, Inc., a global orthopaedic medical device company, a position he has held since April 2006. Prior to joining Wright Medical Group, Inc., Mr. Henley was an executive with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to 2006, most recently serving as President of its Americas Division from 2002 to 2006. He was elected as a director on June 4, 2008 to fill an additional director position created by the board and is standing for election by the shareholders for the first time. A third-party search firm recommended Mr. Henley to our governance and nominating committee, which subsequently recommended him for election to our board of directors.

Russell Huffer has been Chairman of Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, since June 1999. He has been President, Chief Executive Officer and a director of Apogee since January 1998, and has served in various senior management positions with Apogee or its subsidiaries since 1986.

William T. Monahan has served as President of Business Forensics, a proprietary consulting firm, since June 2004. Prior to that time, he was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He is also a director of Pentair, Inc., The Mosaic Company and Solutia Inc.

Richard B. Solum retired as a partner of the law firm of Dorsey & Whitney LLP in January 2005 after joining the firm as a partner in July 1998. He was a judge of the Hennepin County District Court from January 1992 through June 1998. He previously served as a director of our company from 1977 until January 1992.

Thomas R. VerHage has been Vice President and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, since March 2004. Prior to that time, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held seven meetings during our fiscal year that ended September 28, 2008. Each director attended at least 93% of the meetings of our board of directors and committees on which he served during fiscal 2008 or during that portion of fiscal 2008 during which that individual was a director.

Committees of our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
W. Thomas Brunberg	Chair	—	—	—
Archibald Cox, Jr.	—	Chair	—	Member
Gary D. Henley	—	—	—	Member
Russell Huffer	Member	—	—	Member
William T. Monahan	—	Member	Member	—
Richard B. Solum	—	Member	Chair	—
Thomas R. VerHage	Member	—	Member	—
Inside Directors:
Jeffrey W. Green, Chairman	—	—	—	Chair
Wayne M. Fortun, President & CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2008. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. Brunberg is an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market Rules, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Our compensation committee held four meetings in fiscal 2008. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii) approving the grant of stock option awards to each of our executive officers and directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for the prior fiscal year’s performance and performance targets for the annual incentive plan for the current fiscal year, and approves the grant of stock option awards to all of our executive officers. The compensation committee bases these determinations on their review of competitive market data from nationally recognized compensation surveys, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Determinations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without any member of management present, based on the committee’s evaluation of the chief executive officer’s performance for the prior fiscal year. The compensation committee then recommends the resulting compensation actions to the independent directors for their approval. Our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and benchmarking information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these determinations primarily on their review of competitive market data from nationally recognized compensation surveys.

Our compensation committee is authorized to retain outside compensation consultants at such times and for such purposes as the committee deems appropriate. Although the compensation committee has not routinely retained an outside consultant, including during fiscal 2008, it has retained outside consultants from time to time on discrete projects in past years where the committee believed additional expertise and an outside perspective was especially useful, typically in connection with issues of compensation philosophy and design.

The compensation committee delegates to the chief executive officer authority to approve stock option awards involving up to an aggregate of 20,000 shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market Rules. Our governance and nominating committee held four meetings in fiscal 2008. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee held four meetings in fiscal 2008. Our competitive excellence committee assesses the value to our customers of our products and services in each of our target markets. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving the increases and management’s effectiveness in increasing the value proposition of our product and services in our markets. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Messrs. Brunberg, Cox, Henley, Huffer, Monahan, Solum and VerHage are “independent,” as that term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market Rules.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year periods between our annual shareholder meetings in 2007 and 2008, and in 2008 and 2009.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$35,000(1)
• Audit committee member (including chair)	$5,000
• Audit committee chair	$10,000
• Compensation committee and governance and nominating committee chairs	$5,000
Meeting fee(2)	$1,250
Stock option award(3)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)

The annual cash retainer for board members was reduced by 5% to an annual amount of $33,250 beginning with the semi-annual payment made in August 2008, and will be reduced by an additional 5% to an annual amount of $31,588 beginning with the semi-annual payment to be made in February 2009.

(2)

We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse non-employee directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.

(3)	We provide a stock option award to each non-employee director on the date he is first elected and each date he is re-elected to our board of directors.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2008.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
W. Thomas Brunberg	67,875	50,483	118,358
Archibald Cox, Jr.	56,625	50,483	107,108
Gary D. Henley	27,260	4,219	31,479
Russell Huffer	62,875	50,483	113,358
William T. Monahan	52,875	50,483	103,358
Richard B. Solum	57,875	50,483	108,358
Thomas R. VerHage	62,875	50,483	113,358

(1)

For fiscal 2008, each non-employee director could elect to receive some or all of the retainer payments to which he was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made. The following directors made such elections and received the number of shares indicated during fiscal 2008:

Name	Number of Shares Received	Cash Retainer Foregone ($)
Archibald Cox, Jr.	2,402	39,125
Gary D. Henley	609	9,404
Russell Huffer	1,200	19,563
William T. Monahan	2,095	34,125

(2)

The amounts shown in the “Option Awards” column represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal 2008 in connection with all outstanding awards of stock options (including those made prior to fiscal 2008) to each non-employee director. During fiscal 2008, each non-employee director other than Mr. Henley received a non-qualified stock option award of 5,000 shares with an exercise price of $16.18 per share on January 30, 2008, the date of our 2008 Annual Meeting of Shareholders. The grant date fair value of each such award computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123R”) was $44,207. Mr. Henley received a non-qualified stock option award of 5,000 shares with an exercise price of $14.42 per share on June 4, 2008, the date on which Mr. Henley was first elected to our board of directors. The grant date fair value of such award computed in accordance with SFAS 123R was $39,828. The assumptions used in calculating the compensation expense and the grant date fair values are set forth in note 2 to the Summary Compensation Table on page 24 of this proxy statement. During fiscal 2008, two non-qualified stock option awards of 3,000 shares each, one held by each of Mr. Brunberg and Mr. Cox, expired. The aggregate number of exercisable and non-exercisable option shares held by each non-employee director as of September 28, 2008 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/28/08	Number of Shares Underlying Unexercisable Options at 9/28/08
W. Thomas Brunberg	16,500	11,500
Archibald Cox, Jr.	16,500	11,500
Gary D. Henley	—	5,000
Russell Huffer	10,500	11,500
William T. Monahan	19,500	11,500
Richard B. Solum	10,500	11,500
Thomas R. VerHage	1,500	11,500

In addition, the aggregate number of shares of restricted stock held by each non-employee director as of September 28, 2008 was as follows:

Name	Number of Shares of Restricted Stock at 9/28/08
W. Thomas Brunberg	6,994
Archibald Cox, Jr.	7,636
Gary D. Henley	—
Russell Huffer	7,636
William T. Monahan	6,977
Richard B. Solum	7,563
Thomas R. VerHage	870

Stock Option Grants

We grant each non-employee director a non-qualified stock option award under our 1996 Incentive Plan, as amended and restated October 10, 2008 (“Incentive Plan”) on the date he or she is first elected to our board of directors and annually thereafter on the date of each annual meeting of shareholders at which the director is re-elected. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his service as a director ends, his options will remain exercisable until the end of their originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with our proposed dissolution or liquidation or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions (see “Potential Payments Upon Termination or Change in Control” on page 29).

Required Vote

Election to our board of directors of each of the nine nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that the shareholders vote for the election of each of the nine nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual shareholders’ meeting.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will include executive sessions of the independent directors without management present.

•

Lead Director.    If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value is at least five times the amount of the annual board retainer.

•

Limitations on Other Board Memberships.    None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the boards of more than two other public companies, and no member of our audit committee should serve on the audit committees of more than two other public companies.

•

Change in Status.    Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

•

Director Orientation and Continuing Education.    Each new director will participate in an orientation program, which will include briefings by senior management on the company’s strategic plans, structure, and significant operations, accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

•

Code of Ethics and Conduct.    Our board of directors has adopted a Code of Ethics and Conduct applicable to all our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this Code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience;

•

whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•	whether an existing member has reached retirement age or a term limit;

•

whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to us.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or election by our board of directors to fill a vacancy or a newly-created board position during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the members of our board of directors at the time of our 2008 annual meeting of shareholders attended that meeting.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee is to approve any related person transaction in which our company is a participant before commencement of the transaction. However, if the related person transaction is identified after it commences, it is brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of the foregoing people. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction, and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

Barclays Global Investors N.A. (“Barclays Global”) provides asset management services in connection with our 401(k) Plan and was paid $176,152 for such services in fiscal 2008. We have recently made arrangements to include additional fund offerings managed by Barclays Global as part of our 401(k) Plan and anticipate that annual amounts paid to Barclays Global for such services will consequently increase. Together with certain of its affiliates, Barclays Global has reported that it has been the beneficial owner of more than five percent of our voting securities, as indicated on page 15. Our audit committee has ratified and approved these transactions, having determined that they are beneficial to our company and the 401(k) Plan and that their terms are fair to our company and 401(k) Plan.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 27, 2009, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 27, 2009.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees billed by Deloitte & Touche in fiscal 2008 and 2007 for various professional services:

Description of Fees	Fiscal 2008 Amount	Fiscal 2007 Amount
Audit Fees	$709,002	$792,528
Audit-Related Fees	35,073	—

Total Audit and Audit-Related Fees	744,075	792,528
Tax Fees:
Tax Compliance Fees	645,272	574,180
Tax Consultation and Advice Fees	102,306	104,207

Total Tax Fees	747,578	678,387
All Other Fees	—	—

Total	$1,491,653	$1,470,915

Audit Fees

The audit fees set forth above consist of fees billed by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees billed by Deloitte & Touche for services related to other SEC required correspondence and filings.

Tax Fees

The tax fees set forth above consist of fees billed by Deloitte & Touche for tax compliance, consisting of preparation of tax returns and completion of a research and development tax credit study, and tax consultation and tax advice, consisting primarily of international tax planning.

All Other Fees

We were not billed any amounts by Deloitte & Touche for other products and services during fiscal 2008 or 2007.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2007 and 2008, all of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 3, 2008, the ownership of common stock by each shareholder who we know to own beneficially more than 5% of our outstanding common stock, each director, each executive officer named in the Summary Compensation Table, and all executive officers and directors as a group. At December 3, 2008, there were 22,996,273 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares(2)
Directors and executive officers:
Jeffrey W. Green	180,776	(3)	*
Wayne M. Fortun	677,905	(4)	2.9%
W. Thomas Brunberg	30,957	(5)	*
Archibald Cox, Jr.	102,373	(6)	*
Gary D. Henley	609		*
Russell Huffer	24,253	(7)	*
William T. Monahan	38,724	(8)	*
Richard B. Solum	22,063	(9)	*
Thomas R. VerHage	12,870	(10)	*
John A. Ingleman	197,622	(11)	*
Richard J. Penn	138,113	(12)	*
R. Scott Schaefer	166,800	(13)	*
Kathleen S. Skarvan	52,401	(14)	*
Executive officers and directors as a group (16 persons)	1,960,990	(15)	8.1%

Other beneficial owners:
Van Den Berg Management	3,171,224	(16)	13.8%
805 Las Cimas Parkway, Suite 430 Austin, Texas 78746
FMR LLC	1,562,199	(17)	6.8%
Edward C. Johnson 3d
82 Devonshire Street Boston, Massachusetts 02109
Capital World Investors	1,686,040	(18)	7.3%
333 South Hope Street Los Angeles, California 90071
Wellington Management Company, LLP	1,627,350	(19)	7.1%
75 State Street Boston, Massachusetts 02109
Dimensional Fund Advisors LP	2,211,516	(20)	9.6%
1299 Ocean Avenue Santa Monica, California 90401
Renaissance Technologies LLC	2,108,600	(21)	9.2%
James H. Simons
800 Third Avenue New York, New York 10022
Barclays Global Investors, NA.	1,599,492	(22)	7.0%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
45 Fremont Street San Francisco, California 94105

*	Less than 1%.

(1)

Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of December 3, 2008. Excludes fractional shares held by any listed beneficial owner.

(2)

For purposes of computing percentage ownership of each listed beneficial owner, shares subject to options held by that person that are currently exercisable or exercisable within 60 days of December 3, 2008, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife and has pledged 183 shares as security for a loan.

(4)	Of these shares, Mr. Fortun holds 177,308 in joint tenancy with his wife. Includes 362,170 shares covered by options granted to Mr. Fortun.

(5)

Of these shares, 1,150 are held in trusts, 1,050 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg’s wife. Includes 20,500 shares covered by options granted to Mr. Brunberg.

(6)	Includes 20,500 shares covered by options granted to Mr. Cox.

(7)	Includes 14,500 shares covered by options granted to Mr. Huffer.

(8)	Includes 23,500 shares covered by options granted to Mr. Monahan.

(9)	Includes 14,500 shares covered by options granted to Mr. Solum.

(10)	Of these shares, Mr. VerHage holds 8,000 in joint tenancy with his wife. Includes 4,000 shares covered by options granted to Mr. VerHage.

(11)

Of these shares, Mr. Ingleman holds 71,000 in joint tenancy with his wife. Includes 100 shares held by Mr. Ingleman’s mother over which Mr. Ingleman has sole voting and investment power. Includes 119,800 shares covered by options granted to Mr. Ingleman.

(12)	Includes 112,880 shares covered by options granted to Mr. Penn.

(13)	Includes 120,300 shares covered by options granted to Mr. Schaefer.

(14)	Includes 48,590 shares covered by options granted to Ms. Skarvan.

(15)	Includes 1,080,970 shares covered by options granted to our executive officers and directors.

(16)

The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Van Den Berg Management on January 15, 2008, and reflects beneficial ownership as of December 31, 2007. Van Den Berg Management has shared voting and investment power with respect to 3,164,274 shares, and sole voting and investment power with respect to 6,950 shares.

(17)

The number of shares indicated is based on information reported to the SEC in a joint Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 14, 2008, and reflects beneficial ownership as of December 31, 2007. Each of FMR LLC and Edward C. Johnson 3d has sole investment power with respect to 1,562,199 shares. The number of shares reported includes 329,399 shares resulting from the assumed conversion of a convertible note.

(18)

The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors on February 11, 2008, and reflects beneficial ownership as of December 31, 2007. In its capacity as an investment adviser, Capital World Investors has sole voting and investment power with respect to 1,686,040 shares held by its clients. One of its clients, SMALLCAP World Fund, Inc., holds more than five percent of our outstanding common stock.

(19)

The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Wellington Management Company, LLP on February 14, 2008, and reflects beneficial ownership as of December 31, 2007. Wellington Management Company, LLP has shared voting power with respect to 845,785 shares and shared investment power with respect to 1,615,650 shares.

(20)

The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 6, 2008, and reflects beneficial ownership as of December 31, 2007. Dimensional Fund Advisors LP has sole voting and investment power with respect to 2,211,516 shares.

(21)

The number of shares indicated is based on information reported to the SEC in a joint Schedule 13G filed by Renaissance Technologies LLC and James H. Simons on February 13, 2008, and reflects beneficial ownership as of April 27, 2007. In its capacity as investment adviser, Renaissance Technologies LLC, and James H. Simons as its control person, have sole voting and investment power with respect to 2,108,600 shares held by funds and accounts managed by Renaissance Technologies LLC. One such fund, RIEF Trading LLC, holds more than 5% of our outstanding common stock.

(22)

The number of shares indicated is based on information reported to the SEC in a joint Schedule 13G filed on February 5, 2008, by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG and reflects beneficial ownership as of December 31, 2007. Barclays Global Investors, NA., has sole voting power with respect to 645,045 shares and sole investment power with respect to 757,885 shares. Barclays Global Fund Advisors has sole voting power with respect to 596,953 shares and sole investment power with respect to 814,608 shares. Barclays Global Investors, Ltd, has sole investment power with respect to 26,999 shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Philosophy

The intent of our executive compensation program is to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success. The key principle we follow in evaluating our overall program is that the total compensation an executive receives must be highly aligned with the value created for our shareholders.

Our executive compensation program is designed to:

•	assure our total compensation program is competitive with the compensation practices of comparable companies in the technology and life sciences industries;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals; and

•	align the financial interests of our executives with those of our shareholders by delivering a significant portion of their compensation in the form of a long-term equity-based incentive.

Pay Elements

Our company’s executive compensation package consists of three main components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

Base Salary — Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market.

Annual Cash Incentive — Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

Long-Term Equity Incentive — Our long-term incentive program uses stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. Our stock options are granted at fair market value.

In addition, our executive perquisite program provides for a monthly car allowance, financial planning/tax preparation assistance and an annual physical examination. All other benefit programs in which our executives participate are the same programs as those made available to our employees generally.

Benchmarking, Consulting and Management Involvement in Compensation Process

We use the Radford Executive and Global Life Sciences Surveys as our primary benchmarking data sources because they reflect compensation practices in the technology and life sciences industries. We also include the Watson Wyatt Report on Top Management Compensation in our annual market review to add a perspective of the broader manufacturing labor market. In utilizing these surveys, we focus primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys is used to inform the compensation committee’s decisions. This includes decisions on base salary, annual cash incentive, long-term equity incentive and allocation between these three forms of total compensation. The compensation committee does not establish specific compensation parameters for each position based on the survey data.

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan, and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions, and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation. The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentive for the chief executive officer and the chairman of the board are presented to the independent directors for approval. The compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval.

Our compensation committee has chosen to use a variety of tools and resources to assure that they are well informed on current issues related to executive compensation. They believe an in-depth understanding of executive compensation leads them to make decisions in the best interests of our shareholders. The compensation committee is presented with regular updates at their scheduled meetings to keep them informed on current trends in executive compensation and has used outside consultants on projects where they feel additional expertise and perspective is useful.

Base Salary

Base salaries were initially established for the executive officers at the beginning of fiscal 2008. Base salaries are set by the compensation committee giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position, the individual’s experience and individual performance in areas such as leadership, strategic contributions and execution of responsibilities.

As part of a company-wide program to reduce costs in response to challenging business conditions, management recommended and the compensation committee approved a 5% reduction in the base salary of each director-level or above employee, including all of the executive officers, and a 25% reduction in the monthly automobile allowance provided to vice presidents of the company, except for those who are also presidents of our operating divisions. The reductions were effective in May 2008.

Annual Cash Incentive

Annual cash incentive targets, expressed as a percentage of base salary, were established for each executive officer at the beginning of fiscal 2008. The annual incentive target for Mr. Fortun, our Chief Executive Officer, was set at 100% of his base salary, the annual incentive target for Mr. Penn, President of the BioMeasurement Division, was set at 60% of his base salary, and the annual incentive targets for the other named executive officers were set at 50% of their respective base salaries. These percentages were unchanged from the previous fiscal year. The annual incentive targets were set by the compensation committee giving consideration to the responsibilities of the position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company. The potential annual cash incentive plan payout is capped at 200% of target for each participant in the plan.

The compensation committee reviewed financial and other performance measures to ensure that the annual cash incentive plan was closely related to the success of the company and the value provided to our shareholders. The fiscal 2008 incentive plan included a corporate financial goal weighted at 50% of each executive officer’s total annual incentive compensation opportunity and divisional strategic goals that represented the remaining 50%.

The compensation committee selected earnings before taxes (EBT) as the measure to assess corporate financial performance for fiscal 2008. The EBT goals were established with consideration of both near- and long-term factors. The near-term factors included market projections, budgets and our investments in new disk drive component manufacturing technology and in our BioMeasurement Division. The threshold performance level was set based on these near-term factors and above our EBT forecast for fiscal 2008. The long-term factors included historical financial performance and the board of directors’ longer-term expectations for EBT growth. The target and maximum performance levels were based entirely on these long-term factors. The design was intended to create an incentive for achieving earnings above the EBT forecast while maintaining goals that were consistent with long-term EBT growth expectations. Performance between these specified levels would result in a proportionate payout between the indicated payout levels. The compensation committee also required that for fiscal 2008, at least $10 million in corporate EBT had to be achieved in order for our chief executive officer and chief financial officer to receive any cash incentive payout, and that total payouts under the annual cash incentive plan could not exceed 25% of corporate EBT for the fiscal year. The following table sets forth the corporate EBT goals for fiscal 2008:

Performance Level	Fiscal 2008 EBT	Payout Level
Threshold	$10 million	50%
Target	$60 million	100%
Maximum	$80 million	200%

Division strategic goals represented the other half of the annual cash incentive plan for fiscal 2008. When selecting the division strategic goals, the compensation committee approved threshold, target and maximum goals for each performance measure. In so doing, the compensation committee sought to create threshold goals that were approximately 80-90% likely to be achieved, target goals that were approximately 50-60% likely to be achieved, and maximum goals that were approximately 10-20% likely to be achieved. The Disk Drive Components Division’s strategic goals for fiscal 2008 consisted of equally-weighted measures related to maintenance or growth in market position, development and deployment of new manufacturing technology, a quality improvement objective and improvements in manufacturing proficiency. These measures were selected for the annual cash incentive plan because they represented annual goals that not only were important to performance in fiscal 2008, but were also considered to be indicators of longer-term success of the Disk Drive Components Division. The BioMeasurement Division’s strategic goals for fiscal 2008 were related entirely to the market penetration of our new InSpectraTM StO2 product.

For fiscal 2008, the compensation committee also determined that, in light of the increasing significance of the BioMeasurement Division to the overall financial performance of our company, executive officers who provide corporate support to both divisions should have the 50% of their annual cash incentive opportunity that is based on the achievement of divisional strategic goals divided equally between the strategic goals established for our Disk Drive Components Division and for our BioMeasurement Division. In past years, the divisional strategic goals applicable to these executive officers were those of the Disk Drive Components Division only. Among the named executive officers, this change applied to Messrs. Fortun, Ingleman and Schaefer for fiscal 2008.

Overall, the compensation committee strives to assure that the level of difficulty of the annual corporate financial and strategic goals is such that the goals drive continuous improvement in our company. Although the compensation committee retains the authority to adjust the goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company, no such adjustments were made for fiscal 2008.

Because the company did not achieve positive EBT in fiscal 2008, no annual cash incentive payouts were made to executive officers for fiscal 2008. The degree to which the annual incentive goals have been achieved for the most recent five fiscal years, expressed as a percentage of target payout, are shown in the table below:

Fiscal Year
2008	2007	2006	2005	2004
0%	12.5%	25%	137%	90%

Long-Term Equity Incentive

We use stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

Our annual option granting process begins with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as benchmark run rates determined by reference to practices within our industry and guidelines published by institutional investors and proxy advisory services. The pool of shares available for award in fiscal 2008 was set at approximately 2% of shares outstanding at the beginning of the fiscal year. Management then develops recommended percentage allocations of the total shares available for the annual grant to each of four employee groups to assure that we are consistent with market practices for distributing our long-term equity incentives among our executive officers, director-level employees, middle managers and non-management key contributors. Recommended option grants to individuals within each group are based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provides option grant recommendations to the compensation committee for review and approval. The chief executive officer’s option grant is determined by the compensation committee. All annual option grants are approved by the compensation committee at its last regularly scheduled meeting of each calendar year. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make option awards to employees other than executive officers, typically in connection with the initial hiring of certain employees.

Ownership Guidelines

Our board of directors believes that our executive officers should have a significant equity interest in our company and established stock ownership guidelines in 2005 to encourage share ownership. The guidelines specify that our chief executive officer should hold company common stock at least equal in value to five times his annual base salary, and that all vice presidents should have holdings at least equal to two times their annual base salary. Executive officers are expected to hold a minimum of 50% of net profit shares from option exercises until they satisfy the ownership guidelines. As of the end of fiscal 2008, our chief executive officer and chief financial officer had satisfied the applicable guidelines. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Termination and Change in Control

We do not have a severance, change in control or employment agreement with any of our executive officers, although the compensation committee retains discretion to approve severance arrangements if individual circumstances warrant. For option awards made prior to January 30, 2008, our Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future (despite the risk of losing employment), because it would provide a powerful retention device during change in control discussions, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

The Incentive Plan was amended on January 30, 2008 to provide for “double trigger” treatment of all equity awards made on or after that date. This means that if an equity award continues in place after a change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction. We believe this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

Compensation Actions Taken for Fiscal 2008 for Our Named Executive Officers

In general, it is our practice to provide a significant portion of each executive officer’s total compensation opportunity in the form of an annual cash incentive opportunity and longer-term compensation in the form of option grants. The annual compensation review begins with an assessment of the executive officer’s base salary as described above, and also focuses on the executive officer’s opportunity to earn additional performance-related compensation through the annual performance of the company and the longer-term growth in stock price. An increasing emphasis is placed on the variable portion of the total compensation opportunity as the level of responsibility of the executive officer’s position increases. As noted earlier, no named executive officer received a payout under the annual cash incentive plan for fiscal 2008 because the company did not have positive EBT for the year.

Wayne M. Fortun.    The compensation committee reviewed Mr. Fortun’s total compensation opportunity and felt confident that it was appropriately positioned relative to the market for his position, as well as to other executive officers of the company. As a result, the compensation committee decided that his base salary should remain at $625,000 per year, which was subsequently reduced to $593,800 in connection with the May 2008 5% salary reduction action discussed earlier. The compensation committee considered the potential for increased compensation through successful achievement of annual cash incentive plan objectives and, in the longer term, appreciation in our company’s stock price through the options program as critical in linking Mr. Fortun’s compensation with the interests of our shareholders. In keeping with the intent to assure the connection between the shareholders’ interests and Mr. Fortun’s total compensation opportunity, the compensation committee awarded Mr. Fortun a 75,000 share option grant early in the fiscal year, consistent with the size of his option grant for the previous fiscal year.

John A. Ingleman.    Mr. Ingleman’s total compensation opportunity was reviewed and was considered to be in most respects appropriately positioned for his responsibilities as the Chief Financial Officer. As a result of this review, Mr. Ingleman’s annual base salary was increased by $10,000 to $320,000, a 3.2% increase, to reflect the market increase for the Chief Financial Officer position. This amount was subsequently reduced to $304,000 in connection with the May 2008 5% salary reduction. Mr. Ingleman also received a 14,500 share option grant, consistent with the size of his option grant for the previous fiscal year.

Richard J. Penn.    Mr. Penn’s total compensation was reviewed both from the perspective of his position as President of the BioMeasurement Division, and with consideration of his future potential in positions of increasing responsibilities with our company. As a result of this review, Mr. Penn’s annual base salary was increased by $15,000 to $385,000, a 4.1% increase. This amount was subsequently reduced to $365,800 in connection with the May 2008 5% salary reduction. Mr. Penn also received a 30,000 share option grant, consistent with the size of his option grant for the previous fiscal year.

R. Scott Schaefer.    Mr. Schaefer’s total compensation was reviewed and considered to be appropriately positioned for the Chief Technical Officer position. Mr. Schaefer is considered to be highly valued relative to his peers in the technical market and continues to be positioned in the upper quartile of the market for the top technical position in our company. As a result of this review, Mr. Schaefer’s annual base salary remained unchanged at $325,000. This amount was subsequently reduced to $308,800 in connection with the 2008 5% salary reduction. Mr. Schaefer also received a 14,500 share option grant, consistent with the size of his option grant for the previous fiscal year.

Kathleen S. Skarvan.    Ms. Skarvan’s total compensation was reviewed and considered to be below market for her position as President of the Disk Drive Components Division. As a result of this review, Ms. Skarvan’s annual base salary was increased $20,000 to $310,000, a 6.9% increase, and she received a 20,000 share option grant, an 8,000 share increase from her option grant for the previous fiscal year. Ms. Skarvan’s annual base salary was subsequently reduced to $294,500 in connection with the May 2008 5% salary reduction.

Compensation Actions Taken for Fiscal 2009

In the first quarter of fiscal 2009, our compensation committee approved base salaries, annual cash incentive plan target payout percentages and performance goals, and stock option awards for our executive officers for fiscal 2009. The actions taken were consistent with the principles and practices outlined above. The compensation committee did, however, decide to increase the pool of shares available for stock option awards in fiscal 2009 to approximately 3% of the shares outstanding at the beginning of the fiscal year. The increased number of option shares to be awarded in fiscal 2009 remains at or below annual run rates typical for companies in the technology industry and within guidelines published by proxy advisory services. The compensation committee believes this increase is needed because the recent and substantial decline in our stock price has reduced the performance and retention incentives provided by our existing option awards. Following these actions, and in connection with a restructuring plan announced on December 9, 2008, the compensation committee approved a 5% reduction in the base salary of each executive officer, including the named executive officers, to become effective January 18, 2009.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Archibald Cox, Jr., Chair
William T. Monahan
Richard B. Solum

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2007 and 2008 by our “named executive officers,” who are the chief executive officer, the chief financial officer, and the next three most highly compensated individuals who were serving as executive officers of our company on September 28, 2008, the last day of our fiscal year.

Summary Compensation Table for Fiscal 2008

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wayne M. Fortun	2008	613,003	889,951	—	26,860	1,529,814
President and Chief Executive Officer	2007	637,039	523,016	78,125	24,709	1,262,889
John A. Ingleman	2008	311,932	207,155	—	20,470	539,557
Senior Vice President and Chief Financial Officer	2007	314,045	136,311	19,375	27,186	496,917
Richard J. Penn	2008	375,542	353,180	—	26,850	755,572
Senior Vice President and President of the BioMeasurement Division	2007	371,359	206,398	16,188	26,393	620,338
R. Scott Schaefer	2008	318,752	209,956	—	25,341	554,049
Vice President and Chief Technical Officer	2007	329,330	139,119	20,313	25,097	513,859
Kathleen S. Skarvan	2008	300,195	206,201	—	27,883	534,279
Vice President and President of the Disk Drive Components Division	2007	277,121	115,133	18,125	28,517	438,896

(1)

The “Salary” column presents the base salary earned during the fiscal year, including any amounts contributed by the named executive officers to our company’s 401(k) plan. The amounts shown for fiscal 2008 reflect a 5% reduction in base salaries that went into effect in May 2008, as discussed earlier under the caption “Compensation Discussion and Analysis.” Because fiscal 2007 was a 53-week fiscal year, the salary amounts shown for that year are somewhat greater than the annualized, 52-week amounts approved by our compensation committee.

(2)

The “Option Awards” column presents the dollar amount of compensation expense recognized by our company for financial reporting purposes during each of the applicable fiscal years in connection with all outstanding grants of options (including grants made in prior fiscal years) to each of the listed officers. We calculated these amounts in accordance with SFAS 123R based on the grant date fair value of the awards utilizing the assumptions set forth below:

Fiscal Year Expense Affected by Grant	Option Grant Date	Dividend Yield	Expected Volatility	Risk-free Interest Rate	Expected Life (in years)
2008	11-28-07 (FY 08)	—	45%	3.6%	7.8
2007, 2008	11-29-06 (FY 07)	—	45%	4.7%	7.7
2007, 2008	11-30-05 (FY06)	—	45%	4.5%	7.4
2007	12-1-04 (FY 05)	—	41%	3.9%	6.0

For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2008, see Note 5, “Employee Benefits — Stock Options,” in the Notes to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2008.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2008 include the following:

Name	Company Contribution to 401(k) Plan ($)	Automobile Allowance ($) (a)	Financial Planning Assistance ($) (b)	Executive Physical ($) (b)	Total ($)
Wayne M. Fortun	13,800	12,000	1,060	—	26,860
John A. Ingleman	9,354	10,846	228	42	20,470
Richard J. Penn	13,800	12,000	1,050	—	26,850
R. Scott Schaefer	13,800	10,846	695	—	25,341
Kathleen S. Skarvan	14,533	12,000	1,350	—	27,883

(a)	Messrs. Fortun and Penn and Ms. Skarvan were not subject to the reduction in the amount of the automobile allowance that was implemented for vice presidents beginning in May 2008.

(b)	The amounts shown for financial planning assistance and executive physicals are determined by the amounts paid to third-party providers.

Grants of Plan-Based Awards

For services during fiscal 2008, the named executive officers received two types of plan-based awards: (i) an award under the annual cash incentive plan (which would have been payable in the first quarter of fiscal 2009 if performance objectives had been achieved), and (ii) a combination of incentive and non-qualified stock option awards granted on November 28, 2007 under our Incentive Plan.

Option Awards Under the Incentive Plan

Option awards granted under the Incentive Plan during fiscal 2008 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant and has a ten-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least ten years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the participant’s options will immediately vest and become fully exercisable, and will remain exercisable for three years after the participant’s employment ended. If a participant’s employment ends for any other reason other than death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends.

In the event of a merger or consolidation involving our company, the compensation committee may replace outstanding options with replacement options relating to the stock of the surviving or acquiring corporation (or its parent), or shares of the surviving or acquiring corporation (or its parent) with a fair market value equal to the aggregate spread of the options being replaced. If no such replacement is made, or in the event of our dissolution, liquidation or sale of substantially all of our assets, the compensation committee may declare that each option will be canceled at the time of the triggering event. In connection with such a declaration, the exercisability of each option will be accelerated. Upon a change in control of our company, each outstanding option granted before January 30, 2008 will become immediately exercisable in full.

Our board of directors amended the Incentive Plan in October 2008 to preclude directors who are also employed by the company from participating in the approval of awards to non-employee directors and to permit the compensation committee to accelerate the vesting and exercisability of awards only in connection with a change in control, a participant’s death or disability, or termination of a participant’s employment after the participant has reached the age of 55 and has been employed by us for least ten years.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payments after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2008 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved pre-established earnings before taxes objectives for fiscal 2008. Total payments under the annual incentive plan were limited to no more than 25% of earnings before taxes for fiscal 2008. In addition, the company had to achieve at least $10 million in earnings before taxes in order for our chief executive officer and chief financial officer to receive any cash incentive payout for fiscal 2008.

The other half of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2008 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic business goals. Executive officers who provide corporate support to both divisions had the 50% of their annual cash incentive opportunity that was based on the achievement of divisional strategic business goals divided equally between the strategic goals established for our Disk Drive Components Division and for our BioMeasurement Division.

Because the company did not achieve positive EBT for fiscal 2008, no annual cash incentive payments were made to executive officers. The following table summarizes stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2008.

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($) (2)	Target ($)	Maximum ($)
Wayne M. Fortun	11-28-07	0	593,800	1,187,600	—	—	—	—
	11-28-07	—	—	—	75,000	26.21	27.10	1,095,615
John A. Ingleman	11-28-07	0	152,000	304,000	—	—	—	—
	11-28-07	—	—	—	14,500	26.21	27.10	211,819
Richard J. Penn	11-28-07	0	219,480	438,960	—	—	—	—
	11-28-07	—	—	—	30,000	26.21	27.10	438,246
R. Scott Schaefer	11-28-07	0	154,400	308,800	—	—	—	—
	11-28-07	—	—	—	14,500	26.21	27.10	211,819
Kathleen S. Skarvan	11-28-07	0	147,250	294,500	—	—	—	—
	11-28-07	—	—	—	20,000	26.21	27.10	292,164

(1)

These columns present possible payments under the annual cash incentive plan for fiscal 2008. As reported in the Summary Compensation Table for Fiscal 2008 (under the column “Non-Equity Incentive Plan Compensation”), no amounts were paid to any named executive officer under the fiscal 2008 annual cash incentive plan.

(2)

Total payments under the annual cash incentive plan for fiscal 2008 were limited to 25% of our company’s EBT for the fiscal year, and no amounts were payable if the company did not achieve positive EBT for fiscal 2008.

(3)	The exercise price of options awarded during fiscal 2008 was the closing price of a share of our company’s common stock on the NASDAQ Global Select Market on the trading day before the date of grant.

(4)	Represents the grant date fair value of options awarded during fiscal 2008 calculated in accordance with SFAS 123R.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 28, 2008. The equity awards consist solely of stock options granted under our Incentive Plan (or in some cases, its predecessor plan).

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Wayne M. Fortun	11-18-98	30,000	—	29.63	11-18-08
	11-17-99	54,670	—	18.75	11-17-09
	11-15-00	50,000	—	19.13	11-15-10
	11-28-01	50,000	—	21.64	11-28-11
	11-20-02	50,000	—	24.77	11-20-12
	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	20,000	20,000	27.46	11-30-15
	11-29-06	—	75,000	23.05	11-29-16
	11-28-07	—	75,000	26.21	11-28-17
Total		334,670	170,000
John A. Ingleman	11-18-98	11,390	—	29.63	11-18-08
	11-17-99	25,000	—	18.75	11-17-09
	11-15-00	16,000	—	19.13	11-15-10
	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	7,000	7,000	27.46	11-30-15
	11-29-06	—	14,500	23.05	11-29-16
	11-28-07	—	14,500	26.21	11-28-17
Total		116,940	36,000
Richard J. Penn	11-18-98	11,390	—	29.63	11-18-08
	11-17-99	19,670	—	18.75	11-17-09
	11-15-00	10,780	—	19.13	11-15-10
	11-28-01	11,380	—	21.64	11-28-11
	11-20-02	15,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	7,750	7,750	27.46	11-30-15
	11-29-06	—	30,000	23.05	11-29-16
	11-28-07	—	30,000	26.21	11-28-17
Total		101,520	67,750

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
R. Scott Schaefer	11-18-98	11,140	—	29.63	11-18-08
	11-17-99	25,000	—	18.75	11-17-09
	11-15-00	16,000	—	19.13	11-15-10
	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	7,250	7,250	27.46	11-30-15
	11-29-06	—	14,500	23.05	11-29-16
	11-28-07	—	14,500	26.21	11-28-17
Total		116,940	36,250
Kathleen S. Skarvan	11-20-02	6,290	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	11,500	—	32.77	12-1-14
	11-30-05	6,000	6,000	27.46	11-30-15
	11-29-06	—	12,000	23.05	11-29-16
	11-28-07	—	20,000	26.21	11-28-17
Total		36,590	38,000

(1)	Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant.

Option Exercises and Stock Vested

The table below provides information regarding stock option exercises by named executive officers during the fiscal year ended September 28, 2008. None of the named executive officers had any other form of stock award that vested during the most recent fiscal year.

Option Exercises and Stock Vested During Fiscal 2008

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Wayne M. Fortun	40,000	4,000
John A. Ingleman	17,370	1,737
Richard J. Penn	12,530	9,781
R. Scott Schaefer	16,570	9,295
Kathleen S. Skarvan	—	—

(1)

Represents the difference between the market value of the shares acquired upon exercise (calculated using the closing price of a share of our common stock on the NASDAQ Global Select Market) and the aggregate exercise price of the shares acquired.

Potential Payments Upon Termination or Change in Control

None of our executive officers has an employment, severance or change in control agreement with us. As a result, none of our executive officers has any right to severance payments or benefits from us. The compensation committee does, however, retain the discretion to make a severance payment to an executive officer if it believes the specific circumstances warrant a payment.

The information below describes the compensation that would become payable under existing plans and arrangements if an executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs, and estimates the amount of that compensation that would have become payable to each named executive officer if employment had terminated or a change in control had occurred on September 28, 2008, the last day of our most recent fiscal year. This discussion does not address compensation and benefits generally available to salaried employees upon a termination of employment, such as accrued but unpaid base salary, unused vacation pay, distributions under our 401(k) plan or continued medical coverage for a limited period at the employee’s expense.

Equity Incentives

Under our Incentive Plan and the option award agreements under that plan, if an executive officer’s employment ends because of death or disability, any stock option will become fully exercisable for a period of three years after the date employment ends; if employment ends for any other reason, a stock option will remain exercisable for a limited period only to the extent it was exercisable before employment ended.

For option awards made prior to January 30, 2008, our Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option or stock appreciation right (“SAR”) was continued or replaced. Under the Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated; or

•	our shareholders approve a complete liquidation or dissolution of our company.

A change in control will not, however, occur in connection with a transaction described if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the Incentive Plan also provides that our compensation committee may cancel outstanding stock options and SARs and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option or SAR immediately prior to the change in control and the aggregate exercise price of those option or SAR shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax imposed on “excess parachute payments” by the Internal Revenue Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the Incentive Plan provides that our compensation committee may:

•

substitute for any existing stock options and SARs new options or SARs or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options and SARs will be canceled and immediately make all options and SARs fully exercisable. The compensation committee may choose to pay to holders of options and SARs an amount in cash equal to the spread between the fair market value of the shares subject to the option or SAR, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

The fair market value of our stock on September 28, 2008 was less than the exercise price of all unvested stock options held by our named executive officers. As a result, no named executive officer would have been entitled to any payment as a result of the acceleration of exercisability of stock options if the officer’s employment had been terminated due to death or disability on September 28, 2008, or if a change in control had occurred on that date.

Annual Incentive Payments

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 28, 2008 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	3,394,388	(1)	25.37	2,025,804	(2)

Equity Compensation Plans Not Approved by Securityholders	—		—	—
Total	3,394,388		25.37	2,025,804

(1)	Reflects securities to be issued under the Incentive Plan.

(2)	Includes securities available for future issuance under the Incentive Plan other than upon the exercise of an outstanding option.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10 percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file on a timely basis during fiscal 2008 any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 28, 2008, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008 for filing with the SEC.

Audit Committee:
W. Thomas Brunberg, Chair
Russell Huffer
Thomas R. VerHage

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2008, including financial statements, and a letter to our shareholders are being mailed with this proxy statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Material from the organization holding the account. The Notice contains instructions on how to access our proxy material on the Internet and how to request a paper or e-mail copy of our proxy material, including our Annual Report on Form 10-K for fiscal 2008 and the letter to shareholders.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2008 may do so without charge by writing to John A. Ingleman, Senior Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

Peggy Steif Abram
Secretary

Dated: December 17, 2008

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

January 28, 2009

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on January 28, 2009.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at:

www.htch.com/proxymaterials

•	the Company’s Notice of Annual Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008;

•	the form of Proxy Card;

•	the Letter to Shareholders; and

•	directions to the Annual Meeting.

Hutchinson Technology Incorporated 40 West Highland Park Drive NE Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 28, 2009.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun and W. Thomas Brunberg, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Annual Meeting and all adjournments.

(Continued on other side)

COMPANY #

There are three ways to vote your proxy.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/htch/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 27, 2009.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on January 27, 2009.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.

If you vote by Internet or telephone, please do not mail your proxy card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 W. Thomas Brunberg 02 Archibald Cox, Jr. 03 Wayne M. Fortun 04 Jeffrey W. Green 05 Gary D. Henley	06 Russell Huffer 07 William T. Monahan 08 Richard B. Solum 09 Thomas R. VerHage	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2009 fiscal year.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.